Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Donegal Group Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-89644, 333-142614, 333-174612 and 333-201101) on Form S-8 and Registration Statements (Nos. 333-59828 and 333-174594) on Form S-3 of Donegal Group, Inc. of our report dated March 8, 2013, with respect to the consolidated statements of income, comprehensive income (loss), shareholders’ equity, and cash flows of Donegal Financial Services Corporation and subsidiary for the year ended December 31, 2012, which appear as a schedule in the December 31, 2014 Annual Report on Form 10-K of Donegal Group, Inc.

/s/ Baker Tilly Virchow Krause LLP

Lancaster, Pennsylvania

March 12, 2015